Exhibit 10.2

PARENT GUARANTY

This PARENT GUARANTY (this “Guaranty”), dated as of July 2, 2025, is made by TOYO Co., Ltd., a Cayman company with a business address located at Higashi-shinagawa, Shinagawa-ku Tokyo, Japan 140-0002 (“Guarantor”), in favor and for the  benefit of New Leaf Energy Buyer, Inc., a Delaware corporation with an address of 55 Technology Drive, Suite 102, Lowell, MA 01851 (“Beneficiary”).

Reference is made to the Module Supply and Purchase Agreement dated as of July 2, 2025 (the “Underlying Agreement”), by and between TOYO Solar Texas LLC, a Texas Company with a business address located at 6115 Greens Rd, Humble, TX 77396 (“Obligor”), and Beneficiary. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Underlying Agreement.

In consideration of the substantial direct and indirect benefits derived by Guarantor from the transactions under the Underlying Agreement, and in order to induce Beneficiary to enter into the Underlying Agreement, Guarantor, as the parent company of Obligor, hereby agrees as follows:

1. Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual delivery of modules under the Underlying Agreement, as well as the reimbursement of the Purchase Price of the Prepaid Purchase Order in the event that Purchaser terminates the Prepaid Purchase Order for non-delivery pursuant to Section 7.12 of the Underlying Agreement (collectively, the “Obligations”).

Notwithstanding the foregoing, the total liability of Guarantor under this Guaranty shall be limited to an aggregate amount of Fifty Nine Million Nine Hundred Ninety Nine Thousand Six Hundred and Seventy One Dollars and Ninety Three Cents ($59,999,671.93) plus the foregoing expenses and costs of enforcing this Guaranty.

2. Guaranty Absolute and Unconditional. Guarantor agrees that its Obligations under this Guaranty are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a) Any illegality, invalidity or unenforceability of any Obligation or the Underlying Agreement or any related agreement or instrument, or any law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Obligations.

(b) Any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or other modification of the Underlying Agreement.

(c) Any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations.

(d) Any default, failure or delay, willful or otherwise, in the performance of the Obligations.

(e) Any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets or any resulting restructuring, release or discharge of any Obligations.

(f) Any failure of Beneficiary to disclose to Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Obligor now or hereafter known to Beneficiary, Guarantor waiving any duty of Beneficiary to disclose such information.

(g) The failure of any other guarantor or third party to execute or deliver this Guaranty or any other guaranty or agreement, or the release or reduction of liability of Guarantor or any other guarantor or surety with respect to the Obligations.

(h) The failure of Beneficiary to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Underlying Agreement or otherwise.

(i) The existence of any claim, set-off, counterclaim, recoupment or other rights that Guarantor or Obligor may have against Beneficiary (other than a defense of payment or performance).

(j) Any other circumstance (including, without limitation, any statute of limitations), act, omission or manner of administering the Underlying Agreement or any existence of or reliance on any representation by Beneficiary that might vary the risk of Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Guarantor.

3. Certain Waivers; Acknowledgments. Guarantor further acknowledges and agrees as follows:

(a) Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations, until the completion of delivery of modules.

(b) This Guaranty is a guaranty of payment and performance and not of collection. Beneficiary shall not be obligated to enforce or exhaust its remedies against Obligor or under the Underlying Agreement before proceeding to enforce this Guaranty.

(c) This Guaranty is a direct guaranty and independent of the obligations of Obligor under the Underlying Agreement. Beneficiary may resort to Guarantor for payment and performance of the Obligations whether or not Beneficiary shall have resorted to any collateral therefor or shall have proceeded against Obligor or any other guarantors with respect to the Obligations. Beneficiary may, at Beneficiary’s option, proceed against Guarantor and Obligor, jointly and severally, or against Guarantor only without having obtained a judgment against Obligor.

(d) Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto.

(e) Notwithstanding anything contained herein to the contrary, the Obligations of Guarantor shall be limited to the maximum amount so as to not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any applicable state law or otherwise to the extent applicable to this Guaranty and the Obligations of Guarantor hereunder.

(f) Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor.

4. Subrogation. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all Obligations shall have been indefeasibly paid and discharged in full.

5. Representations and Warranties. To induce Beneficiary to enter into the Underlying Agreement, Guarantor represents and warrants that: (a) Guarantor is a duly organized and validly existing Japanese company in good standing under the laws of the jurisdiction of its organization; (b) this Guaranty constitutes Guarantor’s valid and legally binding agreement in accordance with its terms; (c) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and will not violate any order, judgment or decree to which Guarantor or any of its assets may be subject; and (d) Guarantor is currently solvent and will not be rendered insolvent by providing this Guaranty.

6. Notices. All notices, requests, consents, demands and other communications hereunder (each, a “Notice”) shall be in writing and delivered to the parties at the addresses set forth herein or to such other address as may be designated by the receiving party in a Notice given in accordance with this section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier, email, or certified or registered mail (return receipt requested, postage prepaid). Except as otherwise provided in this Guaranty, a Notice is effective only (a) with written confirmation of delivery or transmission; (b) upon receipt of the receiving party; and (c) if the party giving the Notice has complied with the requirements of this section.

7. Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Guarantor may not, without the prior written consent of Beneficiary, assign any of its rights, powers or obligations hereunder. Beneficiary may assign this Guaranty and its rights hereunder without the consent of Guarantor. Any attempted assignment in violation of this section shall be null and void.

8. Governing Law; Service of Process. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO ANY CHOICE OF LAW DOCTRINE. EACH PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6 HEREOF AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

9. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OBLIGATIONS HEREUNDER.

10. Cumulative Rights. Each right, remedy and power hereby granted to Beneficiary or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

11. Severability. If any provision of this Guaranty is to any extent determined by final decision of a court of competent jurisdiction to be unenforceable, the remainder of this Guaranty shall not be affected thereby, and each provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

12. Entire Agreement; Amendments; Headings; Effectiveness. This Guaranty constitutes the sole and entire agreement of Guarantor and Beneficiary with respect to the subject matter hereof and supersedes all previous agreements or understandings, oral or written, with respect to such subject matter. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against which the waiver is to be effective. Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Guaranty. Delivery of this Guaranty by facsimile or in electronic (i.e., pdf or tif) format shall be effective as delivery of a manually executed original of this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

TOYO Co., Ltd.

By:	/s/ Junsei Ryu
Name:	Junsei Ryu
Title:	Chief Executive Officer

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